Exhibit 99.1

Maureen Todaro

Viisage

978.932.2438

mtodaro@viisage.com

VIISAGE REPORTS FIRST QUARTER 2005 RESULTS

37 percent revenue increase

Company affirms revenue outlook for 2005

BILLERICA, Mass., June 30, 2005 — Viisage (NASDAQ: VISGE), a leading provider of advanced technology identity solutions, today reported results for its first quarter ended April 3, 2005. For the first quarter, revenues were $16.8 million, at the high end of the range of the Company’s previous guidance for revenues of $15-17 million, which represents a 37 percent increase over revenues of $12.3 million in the same period in 2004. The net loss for the first quarter of 2005 was $1.6 million, or $0.03 per fully diluted share, compared to a net loss of $1.6 million, or $0.05 per fully diluted share, in the first quarter of 2004.

The Company’s first quarter report, as well as its annual report for 2004, had been delayed in order for the Company to complete a review of pending litigation involving the Company and to assess their effect, if any, on the Company’s financial statements for the year ended December 31, 2004. That review was completed, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 was filed today, with no material change in results from those announced by the Company on March 2, 2005. The Company’s Form 10-Q for the first quarter of 2005 also was filed today. The Company expects to report its financial results for the second quarter of 2005 on schedule in early August 2005.

Based upon the filing of its 2004 Form 10-K and its first quarter 2005 Form 10-Q, the Company believes that it is fully in compliance with all Nasdaq listing requirements at this time and will request removal of the “E” from the Company’s trading symbol. There can be no assurance regarding the timing of or response to that request or the outcome of further review of the Company’s listing by Nasdaq.

“Our top line growth was strong in the first quarter and we continued to sign important new customers, domestically and internationally, who perceive the significant value that our entire product suite offers,” said Bernard Bailey, president and chief executive officer of Viisage. “We also are pleased to put the review of our 2004 financial statements behind us, and once again focus on growing our business. The strong traction we have seen in the first half of the year internationally bodes well for our prospects, when combined with new legislation, such as REAL ID and HSPD-12, that are both mandating broader use of biometrics in identification documents and requiring more sophisticated and accurate authentication of core identification documents. These developments validate our strategy of acquisitions, with authentication becoming a far more central element of our business and an important differentiator in our value proposition.”

Highlights for the First Quarter of 2005 include:

•	Winning the West Virginia drivers’ license contract, including face recognition and secure credentialing features;

•	Implementation by The Netherlands of Viisage’s identity solutions for its border management program;

•	A $1.7 million purchase order for consumables for the U.S. Department of Defense Common Access Card program; and

•	Implementation by Ohio of identity theft verification programs.

Following the end of the quarter, Company news included the following:

•	A partnership with International Business Machines (IBM) focused on identity proofing (news issued through IBM);

•	Additional contracts for visa programs in Middle East countries;

•	The launch of the latest version of Viisage PROOF™ 1.2, for authentication;

•	Settlement of litigation with Fargo Electronics and entry into a new strategic distribution agreement;

•	Selected by the Belgian National Police for a border management solution;

•	Awarded a contract by Essex County, Massachusetts for a criminal identification solution;

•	Additional order from the Frontier Guard of Finland for a border management solution; and

•	Selected by the Sultanate of Oman for a border management solution.

Financial Highlights for the First Quarter of 2005:

•	Year-over-year revenue growth of 37%

•	Gross margin of 34.3%, up from 27.4% in the prior year period, and a significant improvement sequentially as well, reflecting product mix

•	EBITDA generation of $1.6 million during the quarter, up from $1.1 million in the same period in 2004

•	At the end of the quarter, the Company had cash of $10.2 million, down from $12.4 million at the end of the first quarter of 2004; the first quarter 2005 total includes $380,000 of cash used for operations

•	Backlog at $131 million, compared with $139 million at the end of December 2004

Total operating expenses for the first quarter of 2005 were $7.1 million, an increase from the $4.6 million reported in the first quarter of 2004. The increases primarily reflect the Company’s growth in size, following three acquisitions in 2004, as well as legal and auditing costs which totaled approximately $1.0 million. Sales and marketing expenses were $2.2 million, research and development totaled $1.5 million, and general and administrative expenses were $3.4 million. Total operating expenses in the same quarter in 2004 included $1.5 million in sales and marketing costs, $959,000 in research and development, and $2.1 million for general and administrative costs.

Financial Outlook for 2005

On an annual basis, Viisage continues to expect to increase its total revenues by approximately 8-19 percent over 2004, resulting in revenues in a range of $73-80 million. For the second quarter of 2005, the Company is anticipating revenues of approximately $19 million. The Company has experienced higher than anticipated G&A costs as a result of the 2004 litigation review and ongoing higher compliance expenses. As a result, the Company no longer anticipates reaching GAAP profitability in 2005 and may not increase its cash generation compared to 2004 as previously expected. The Company continues to believe it will be cash flow positive for 2005.

Sarbanes-Oxley Compliance

As previously announced and as reported in the Company’s 2004 Form 10-K, in connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2004, the Company determined that it had two internal control deficiencies that constituted a ‘material weakness’ as defined by the Public Company Accounting Oversight Board’s Accounting Standard No. 2. These

deficiencies were (1) insufficient personnel resources and technical accounting expertise within the accounting function to effect a timely financial close process and to evaluate and resolve non-routine and/or complex accounting transactions; and (2) inadequate or ineffective information technology system control processes. As a result, management was unable to conclude that the Company’s internal controls over financial reporting were effective as of December 31, 2004 or as of April 3, 2005. As described in the Company’s 2004 Form 10-K and first quarter 2005 Form 10-Q, the Company is in the process of remediating these material weaknesses, and has devoted substantial resources to assess and take concrete steps to strengthen these internal controls. Management believes that the indicated control deficiencies do not affect the Company’s financial strength or business prospects.

EBITDA

Viisage reports EBITDA as a financial performance measure and as a forecast of future performance. The Company calculates EBITDA by adding back to net earnings interest, taxes, depreciation and amortization. EBITDA is provided to investors as an additional performance gauge to results provided in accordance with generally accepted accounting principles (known as “GAAP”). Viisage’s EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. During 2004, Viisage completed the acquisitions of ZN Vision Technologies, Trans Digital Technologies and Imaging Automation. Viisage believes that using EBITDA as a performance measure, together with operating income (loss) and net income (loss), will help investors better understand Viisage’s underlying financial performance and ability to generate cash flow from operations. A reconciliation of GAAP to EBITDA earnings is included in the following tables:

	For the Three Months Ended
	April 3, 2005	March 28, 2004
Net loss	$(1,642)	$(1,632)

Add:
Depreciation and Amortization	2,861	2,279
Interest Expense, net	16	392
Taxes	358	25

EBITDA	$1,593	$1,064

Conference Call information

The Company will host a conference call with the investment community to discuss its financial results beginning at 8:30 a.m. ET on Wednesday, July 6, 2005. The dial-in number for the call is 1-800-320-2978, confirmation code 66531339. Internationally, please dial 617-614-4923, using the same confirmation code. The call also will be available via live audio Webcast under the Conference Calls page of the Investors section of the Company’s Web site (www.viisage.com). To access the Webcast, please go to the Company’s Web site at least 10 minutes prior to the start of the call and follow the directions. A replay of the Webcast will be available at Viisage’s Web site beginning an hour after completion of the call. The Company expects to announce the timing for its 2005 annual meeting of stockholders within the next month.

About Viisage

Viisage (NASDAQ: VISGE) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes FaceTOOLS® SDK, Viisage PROOF™, FaceEXPLORER®, Viisage iA-thenticate®, BorderGuard®, FacePASS™ and FaceFINDER®.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by Viisage through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements reflect the Company’s current views with respect to the future events or financial performance discussed in this release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe”, “bode”, “anticipate”, “estimate”, “project”, “should”, “expect”, “plan”, “assume” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the size and timing of contract awards, performance on contracts, availability and cost of key components, unanticipated results from audits of the financial results of the Company and acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, developments with respect to litigation to which we are a party, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in Viisage’s filings with the Securities and Exchange Commission, including without limitation, Viisage’s Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q. Viisage expressly disclaims any obligation to update any forward-looking statements.

— Tables follow —

VIISAGE TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands)

	April 3, 2005	December 31, 2004
Cash	$10,159	$11,309
Accounts receivable	13,010	17,075
Inventories and other costs and estimated earnings in excess of billings	3,966	3,382
Other current assets	784	1,213

Total current assets	27,919	32,979
Property and equipment, net	19,262	19,917
Goodwill	93,742	93,507
Intangible assets, net	24,633	26,046
Other assets	3,378	3,180

	$168,934	$175,629

Accounts payable & accrued expenses	$9,809	$15,279
Current portion of project financing	182	281
Current deferred revenue	2,285	1,992
Other current liabilities	—	194

Total current liabilities	12,276	17,746
Project financing	128	149
Deferred tax liability	1,157	859
Deferred revenue	1,717	1,717
Other liabilities	368	368

Total Liabilities	15,646	20,839
Shareholders’ equity	153,288	154,790

	$168,934	$175,629

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Operation

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	April 3, 2005	March 28, 2004
Revenues	$16,810	$12,259
Cost of Revenues	11,040	8,906

Gross Margin	5,770	3,353

Operating Expenses:
Sales & marketing	2,216	1,493
Research & development	1,521	959
General & administrative	3,424	2,137

Total operating expenses	7,161	4,589

Operating loss	(1,391)	(1,236)

Interest income	31	21
Interest expense	(47)	(413)
Other income (expense)	123	21

Loss before income taxes and cumulative effect of change in accounting principle	(1,284)	(1,607)

Provision for income taxes	(358)	(25)

Net loss	$(1,642)	$(1,632)

Basic and diluted net loss per share	$(0.03)	$(0.05)

Weighted average basic and diluted common shares outstanding	47,901	31,362